Durwood, Inc.
                      4085 West 4715 South
                       Kearns, Utah 84118
                         (801) 967-0777



Name of Broker~
Street Address~
City, State, Zipcode~

     Re:  Selling Agreement

Gentlemen:

     As the Issuer named in the enclosed Registration Statement filed with the Securities and Exchange Commission on Form SB-2, we are proposing to offer for sale and sell on a best efforts basis, a minimum of 100,000 and a maximum of 200,000 shares of common stock (the "Shares") to the public, in certain states. The Shares and the terms upon which they are being offered for sale are more fully described in the enclosed Prospectus included in the Registration Statement.

     The Issuer is offering to certain dealers who are members of the National Association of Securities Dealers, Inc., the opportunity to participate in the sale of part of the Shares. The offering price is $.50 per Share. We agree to pay you a commission of [up to 14%] of the offering price of $.50 per Share on all Shares which you sell. This commission shall be paid by the Issuer to the Broker-Dealer within 15 days of the closing of the offering, subject to receipt of good funds by the Issuer from the Broker-Dealer. We understand that you are a member of the National Association of Securities Dealers, Inc., and on the basis of such understanding, invite you to become a Participating Dealer (such dealers who shall agree to sell Shares hereunder being hereinafter referred to as "Participating Dealers") to distribute the Shares. We hereby agree with you as follows:

     1. You and we agree to abide by the rules and regulations that are now or hereafter become applicable to transactions hereunder, including but not limited to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the Rules and Regulations of the Securities and Exchange Commission, and any applicable State securities laws.

     2. We hereby offer you the opportunity to sell the Shares subject to the terms and condition hereof. You may participate in the sale of the Shares by signing and returning to us the duplicate copy of this agreement enclosed herewith. All sales hereunder are strictly subject to our confirmation, and we reserve the right in our uncontrolled and sole discretion to reject any subscription in whole or in part, to make allotments and to close the subscription books at any time without notice.

     3. The Shares are to be offered to the public by us as the Issuer and by you as a Participating dealer at the price of $.50 per Share, in accordance with the terms hereof and in the Registration Statement and Prospectus enclosed, only in those states or other jurisdictions which we have advised you the offer and sale is registered or otherwise qualified and in which you are registered as a broker-dealer or are otherwise licensed to make such offer and sale. The Shares shall not be offered or sold by you below or above such price. This offering is made subject to the issuance and delivery of the Shares, acceptance by us, the approval of legal matters by counsel and the terms and conditions as set forth herein, in the Registration Statement and in the Prospectus describing such Shares.

     4. As the Issuer, we shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to the offering of the Shares. Neither you nor any other person is authorized by the Issuer to give any information or make any representations other than those contained in the Prospectus in connection with the sale of the Shares. Neither you nor any other Participating Dealer is authorized to act as agent for the Issuer when offering the Shares or otherwise but rather will act as an independent contractor and will be subject to the terms and conditions as provided herein.

     5. If any dealer that has sold Shares pursuant hereto violates any provision of this agreement we shall have the right to repurchase such Shares from the purchasers thereof. If we elect to repurchase such Shares, such repurchase shall be made at the full offering price less the concession initially paid to such Dealer.

     6. Payment for all shares should be to the Issuer at the address set forth above accompanied by duly completed and executed subscription documents.

     7. We reserve the right in our discretion without notice to you to suspend the sales or withdraw the offering of Shares entirely or to modify or cancel this agreement (which shall be construed in accordance with the laws of the State of Delaware).

     8. No obligation on our part not expressed herein shall be implied or inferred herefrom. We shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to this offering. Nothing herein will be deemed to constitute the Dealers as an association or as partners with the Issuer or each other, but you will be responsible for your shares as to any liability or expense based upon any claim to the contrary, and you further agree to indemnify the Issuer for any liability suffered by it (including a reasonable attorney's fee) as a result of your violation of applicable laws in connection with your sale of any of the Shares or a violation of the terms of this agreement. We shall not be under any liability for or in respect of the value, validity or form of the securities or the delivery of the certificates for the shares or the performance by anyone of any agreement on its part or the qualification of the securities for sale under the laws of any jurisdiction or for or in respect of any matter connected with this agreement except for lack of good faith and for obligations expressly assumed by us in this agreement. The foregoing provisions shall not be deemed a waiver of compliance with or any liability imposed under the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

     9. Additional copies of the Prospectus and Subscription Documents will be supplied in limited quantities upon request at no expense to you.

     10. Any notice to you will be considered duly given if mailed or telegraphed to you at your address as indicated herein unless we have received your written notification of an address change.

     11. This agreement will terminate when we have determined that the offering of the Shares has been completed, and we agree to promptly provide telegraphic notice of such termination to you. However, if not terminated by prior notice, this agreement shall automatically terminate at the end of the offering period in accordance with the provisions of the Prospectus.

     12. Please confirm your agreement hereto by signing and returning the duplicate copy of this agreement enclosed herewith to the Issuer.


                              Very truly yours,

                              Durwood, Inc.



Dated:                   By
                                Darren Heiselt, President



     The undersigned hereby desires to sell the Shares in accordance with the terms and conditions stated in the foregoing letter agreement. We hereby acknowledge receipt of a copy of the Registration Statement and Prospectus in connection with the Offering of the securities of the Company. We further state that in agreement to use our best efforts to sell the Shares we have relied upon such documents and upon no other statement whatsoever, written or oral. We confirm that we are members in good standing of the National Association of Securities Dealers, Inc.

                              NAME OF BROKER~



Dated:                   By: